Exhibit 10(e)

AMENDMENT ONE

To the

ADTALEM GLOBAL EDUCATION RETIREMENT PLAN

(as amended and restated effective January 1, 2020)

WHEREAS, Adtalem Global Education Inc. (the “Company”) maintains the Adtalem Global Education Retirement Plan (the “Plan”), most recently restated as of January 1, 2020;

WHEREAS, Section 13.01 of the Plan provides that the any officer of the Company is authorized to amend the Plan on behalf of the Company with respect to any amendment that does not materially increase or decrease the cost to the employers of providing benefits under the Plan;

WHEREAS, the Company is acquiring all of the issued and outstanding limited liability company interests of Walden e-Learning, LLC (“Walden”), pursuant to a Membership Interest Purchase

Agreement (as amended from time to time, the “Purchase Agreement”) by and between the Company and Laureate Education, Inc., dated as of September 11, 2020, and, upon the consummation of such purchase, the business of Walden shall be an “Acquired Business” under section 6.04 of the Plan;

WHEREAS, the Company wishes to amend the Plan to provide for automatic enrollment for certain employees of Walden’s business and to permit rollover contributions to the Plan from the Laureate Education, Inc. 401(k) Retirement Savings Plan to include promissory notes, which amendments will not materially increase or decrease the cost to the employers of providing benefits under the Plan;

NOW, THEREFORE, BE IT RESOLVED, that Section 6.04 of the Plan is amended, effective as of August 11, 2021, to add a new subsection (e) at the end thereof to read in its entirety as follows, as follows:

(e)	Walden e-Learning, LLC.

(i)Automatic Enrollment. If an Acquired Business Employee becomes an Eligible Employee on account of Company’s acquisition of all of the issued and outstanding limited liability company interests of Walden e-Learning, LLC (“Walden”), pursuant to a Membership Interest Purchase Agreement (as amended from time to time, the “Purchase Agreement”) by and between the Company and Laureate Education, Inc., dated as of September 11, 2020, the Acquired Business Employee shall be deemed to be hired on the date of the consummation of such purchase for purposes of Section 3.01(a)(ii), except that Section 3.01(a)(ii) shall not apply to such Acquired Business Employee if the Acquired Business Employee was most recently hired or rehired by Walden or an affiliate of Walden before January 1, 2012, as reflected in the applicable Employer’s records.

(ii)Rollover Contributions. If an Eligible Employee makes a rollover contribution to the Plan from the Laureate Education, Inc. 401(k) Retirement Savings Plan (the “Laureate Plan”), such rollover contribution may include a promissory note evidencing a loan from the Laureate Plan to the Eligible Employee. Any such loan shall be treated as a loan by the Plan after the date on which the rollover contribution is made but shall be subject to all terms and conditions of the Eligible Employee’s promissory note under the Laureate Plan (subject to minor adjustments in repayment amounts and dates, if any, resulting from changes in payroll frequency). Any such loan shall be subject to such rules and procedures as the Plan Administrator may establish.

IN WITNESS WHEREOF, the undersigned officer of the Company hereby executes this amendment on behalf of the Company on this 21st day of August, 2021.

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Print Name: Donna Jennings

Print Title: Chief Human Resources Officer